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                                                                       EXHIBIT 2




                      AGREEMENT AND PLAN OF REORGANIZATION
                           AND CORPORATION SEPARATION




         THIS AGREEMENT is made this 2nd day of January, 1997 between AMERICAN SURGERY CENTERS CORPORATION ("SRGY"), a Utah corporation, and ASC INTERNATIONAL ("ASC"), a Utah corporation.

         WHEREAS, SRGY owns issued and outstanding stock in various corporations, and

         WHEREAS, it is the desire of SRGY to separate itself from said stock ownership in various corporations;

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

         1.       Transfer of Properties and Assumption of Liabilities

         SRGY will sell, assign, transfer and deliver to ASC all the issued and outstanding stock, assets, goodwill and business of every kind and description, tangible and intangible, as set forth in Exhibit A hereto. ASC agrees to pay, perform or discharge all debts, liabilities, contracts and obligations applicable thereto whether accrued, contingent, or otherwise applicable thereto.

         2.       The Sale of Stock Interest

         SRGY's will sell, assign and transfer onto ASCI Holdings Group, a Delaware corporation, eighty (80%) percent of the issued and outstanding shares of the common stock of ASC in consideration of the assumption by ASCI of any and all obligations owing to Ronald J. Stauber, Inc., a Law Corporation, in connection with the legal services performed as it relates to the Agreement and Plan of Reorganization, the corporate separation, and the distribution of said stock ownership as contemplated herein.

         3.       Distribution of ASC Stock

         Immediately after the transfer of the issued and outstanding stock, assets and liabilities set forth in Section 1 hereto and sale, assignment and transfer set forth in Section 2 hereto, SRGY will distribute all its stock in ASC, which shall constitute the remaining stock out standing, to the holders of SRGY common stock as of February 28, 1997. Each holder of SRGY common stock will receive one share of ASC common stock for each share of SRGY common stock held.





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         3.       Closing

         The closing shall take place at Los Angeles, California, on February 27, 1997.

         4.       Miscellaneous

         This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings related hereto. This Agreement shall be governed by the laws of the State of Utah.




                                       AMERICAN SURGERY CENTERS
                                       CORPORATION.  a Utah corporation



                                       By: --------------------------------
                                           Lee E. Rodriguez






                                       ASC INTERNATIONAL,
                                       a Utah Corporation


                                       By: --------------------------------
                                           Trudy Self





Agreed to and Accepted,

ASCI HOLDINGS GROUP,
a Delaware corporation


By: --------------------------
    Ronald J. Stauber